Exhibit 4.4

Dated 14 October 2009

RULES OF THE DIAGEO PLC 2009
INTERNATIONAL SHARE MATCH PLAN

Shareholder authority: 14 October 2009

Directors’ adoption: 26 August 2009

Expiry date: 13 October 2019

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Facsimile (+44) 20 7456 2222

Ref C Peake

Diageo plc 2009 International Share Match Plan

Introduction

Under the Diageo plc 2009 International Share Match Plan, employees may be invited to contribute post-tax sums from their annual bonus, salary or personal resources, to be invested in Diageo plc shares (investment shares).  Provided that participants continue to hold these shares for a retention period, usually of three years, they will be awarded additional shares at the end of the period (Matching Award).

1                                      Meanings of words used

In these Rules:

“Appropriation Day” means the date set by the Directors under rule 3.3;

“Company” means Diageo plc;

“Contribution” means an amount contributed by a Qualifying Employee as described in rule 3.3;

“Control” has the meaning given to it by Section 995 of the Income Tax Act 2007;

“Directors” means the board of directors of the Company or a duly authorised person or group of persons;

“Group” means the Company and:

(i)                                   any subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006; and

(ii)                                any other company which the Directors designate as a member of the Group for some or all purposes under the Plan;

“Investment Share” means a Share acquired on behalf of a Qualifying Employee under rule 5;

“Matching Award” means a right to a acquire Shares at the end of the Retention Period in accordance with the provisions of rule 6;

“Matching Share Ratio” means the ratio between the number of Shares subject to a Matching Award granted to a Qualifying Employee and the number of Investment Shares acquired on his behalf;

“The London Stock Exchange” means the London Stock Exchange plc;

“Participant” means any person (including any person acquiring his beneficial interest in any Shares by operation of law) on behalf of whom Investment Shares have been acquired or to whom a Matching Award has been granted;

“Plan” means this plan known as “The Diageo plc 2009 International Share Match Plan” the provisions of which are set out in these Rules;

“Qualifying Employee” means any person who, on a date or dates determined by the Directors:

(i)                                   is an employee (including an executive director) of a member of the Group which the Directors decide will participate who:

(a)                               has such qualifying period (if any) of continuous service or has been employed at such time as the Directors may determine;

(b)                              is not under notice of termination of employment either received or given unless the Directors decide otherwise; and

(c)                               in respect of all employees or employees in a particular territory satisfies any other specified conditions, or

(ii)                                is an employee (including an executive director) of a member of the Group and is nominated by the Directors (or is nominated as a member of a category of such employees).

“Retention Period” means the period of three years starting with the Appropriation Day, or such other period starting on the Appropriation Day that the Directors determine in their discretion;

“Rules” means these rules as amended from time to time;

“Shares” means, subject to rule 11, fully paid ordinary shares in the capital of the Company or depository receipts representing such Shares;

“Takeover” has the meaning given to that term by rule 9.

2                                      Special schedules

The Rules of the Plan are subject, in the case of each Participant, to any special schedules adopted by the Directors which may be appropriate to the jurisdiction in which he is employed or any tax regime to which he may be subject on the Appropriation Day or subsequently, as specified in the schedule, or such other provisions as the Directors will notify him will apply.

3                                      Operation of the Plan

3.1                            Frequency of operation

The Directors may operate the Plan at such times as they consider appropriate.

3.2                            Time of operation

Matching Awards will only be granted within 42 days starting on any of the following:

3.2.1                   the day on which the Company’s shareholders approve the Plan;

3.2.2                   the day after the announcement of the Company’s results through a regulatory information service for any period;

3.2.3                   any day on which the Directors resolve that exceptional circumstances have existed or do exist which justify an operation of the Plan at a different time to that set out in this rule 3.2; and

or, if any restriction imposed by statute, order, regulation or Government directive, or by any code adopted by the Company based on the Model Code of the London Stock Exchange prevents the grant or acquisition during the periods specified above, then within 42 days of the date on which the restriction no longer applies.

3.3                            Things to be determined on operation of the plan

When the Directors resolve to operate the Plan, they will determine:

3.3.1                   the Appropriation Day (which shall be after the last date for the return of application forms)

3.3.2                   the maximum and minimum Contribution, provided that:

(i)                                  the maximum annual Contribution may not exceed £10,000, or the equivalent in local currency; and

(ii)                               the minimum annual Contribution will not normally be less than £100, or the equivalent in local currency;

3.3.3                   the method or methods by which Qualifying Employees can provide the Contributions, which may include:

(i)                                  agreeing to invest a post-tax bonus earned by the Qualifying Employees;

(ii)                               paying money to any other person nominated by the Directors for the purpose, in such manner and at such time or times as may be determined by the Directors; and/or

(iii)                            at the discretion of the Directors, deductions from salary; and

3.3.4                   the Matching Share Ratio, which may be between one Share subject to a Matching Award for ten Investment Shares and one Share subject to a Matching Award for two Investment Shares inclusive.

4                                      Invitation and application

4.1                            Invitation to participate

4.1.1                   Subject to rule 4.3, the Directors may invite any Qualifying Employee selected by them to participate in the Plan but substantially all employees of the Company or any member of the Group whose employees are Qualifying Employees must be invited on similar terms.

4.1.2                   The invitation will be accompanied by details of the application procedure and such other documents, if any, as the Directors decide. All documents will be in a form determined by the Directors on their absolute discretion, and may be in electronic format.

4.1.3                   The invitation documents will specify matters referred to in rule 3.3.

4.2                            Agreement to be bound by rules

By applying to participate in the Plan, a Qualifying Employee will be deemed to have agreed:

4.2.1                   to make Contributions on the basis specified;

4.2.2                   to the purchase and holding of Investment Shares on his behalf in the manner specified in the rules (as varied by the invitation documents);

4.2.3                   to do all such further things as may be required to facilitate the operation of the Plan in accordance with the rules and invitation documents including, without limitation, such things as may be necessary to enable the Company to determine at any time whether or not rule 6.2 applies.

4.3                            Limit on issue of new Shares

4.3.1                   The number of Shares committed to be issued under the Plan on any day will not exceed 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been issued or committed to be issued in the previous 10 years under the Plan and any other employee share plan operated by the Company.

4.3.2                   In determining the above limits no account shall be taken of any Shares where the right to acquire Shares was released or lapsed.

5                                      Investment Shares

5.1                            Acquisition and holding of Investment Shares

Subject to rule 8.1.1, as soon as reasonably practicable after the date specified in the invitation documents for applying to participate in the Plan, the Company will procure that each Qualifying Employee’s Contributions are applied in the acquisition of Shares on behalf of the Qualifying Employee (including an allocation of Shares already held) in accordance with the following rules:

5.1.1                   Investment Shares will only be acquired on behalf of a Qualifying Employee who has duly complied with the application procedure and made Contributions as required by the invitation documents.

5.1.2                   Where Shares are acquired using Qualifying Employees’ Contributions at more than one price, the number of Shares acquired for or on behalf of each Qualifying Employee may be based on the average price of acquisition.

5.1.3                   Shares which have been acquired (for example, by an employee trust) before the receipt of Contributions may be allocated to a Qualifying Employee as Investment Shares in consideration of his Contributions. Where this happens, the number of Investment Shares allocated will be the Qualifying Employee’s Contribution divided by

(i)                           the average of the middle market quotations of a Share as derived from the London Stock Exchange Daily Official List on the three days preceding the date of allocation, rounded down to the nearest whole Share; or

(ii)                        such other price as the Directors determine.

5.1.4                   Where Investment Shares are subscribed, they will be subscribed at no more than and no less than

(i)                           the average of the middle market quotations of a Share as derived from the London Stock Exchange Daily Official List on the three days preceding the date of subscription; or

(ii)                        such other price as the Directors determine.

5.1.5                   The Directors may require the Qualifying Employee to surrender documents of title in relation to the Investment Shares or may arrange for them to be held by another person on his behalf on the terms of the Plan and otherwise on such terms as the Directors may set.

5.1.6                   Any Contributions which cannot be used to acquire a whole Share will be returned to the Qualifying Employee if they are more than £5.00 and given to a charity selected by the Directors if they are less, unless the Directors decide otherwise.

5.2                            Notification of appropriation

After Investment Shares are acquired on behalf of a Participant, he will be notified of:

5.2.1                   the number and description of the Investment Shares;

5.2.2                   the price at which they were acquired or treated as having been acquired; and

5.2.3                   the date on which they were acquired or allocated to him.

This notification will be in such format as the Directors decide, including electronic format.

5.3                            Dividends on Investment Shares

Unless the Directors decide otherwise, all dividends or other cash distributions payable in respect of Investment Shares, by reference to a record date after the date of acquisition or allocation will be used to acquire additional Shares on behalf of the Participant, which will be held on the same terms as the underlying Investment Shares. Where the Directors determine that dividends will not be reinvested, they will be paid in cash to the Participant.

5.4                            Voting

If Investment Shares are held in the Participant’s name, the Participant may vote in respect of the Investment Shares. If they are not, the Directors may make arrangements for the Participant to be given the opportunity to direct the holder as to how to vote on such terms as they may decide.

6                                      Matching Award

6.1                            Grant of Matching Award

As soon as reasonably practicable after the Appropriation Day, the Company will grant a Matching Award to each Participant. The number of Shares subject to it will be the number of Investment Shares acquired by him or on his behalf multiplied by the Matching Share Ratio (rounded down to the nearest whole Share).

6.2                            Lapse on sale of Investment Shares

If the Participant transfers, assigns or otherwise disposes of any Investment Shares during the Retention Period, the corresponding Matching Award will immediately lapse as to the same proportion of the Shares subject to it as the proportion of the Investment Shares which have been transferred, assigned or disposed of.

This will not apply to:

6.2.1                   a disposal of Investment Shares (or an undertaking to dispose of them) on a Takeover;

6.2.2                   the sale of sufficient entitlements nil-paid in relation to a Investment Share to take up the balance of the entitlements under a rights issue;

6.2.3                   a disposal which is required to meet any liability to tax or social security contributions in respect of Investment Shares or the corresponding Matching Award; or

6.2.4                   the transfer of Investment Shares to a person’s personal representatives following his death.

No consideration is payable for the grant of a Matching Award. A Participant must not transfer, assign or otherwise dispose of a Matching Award or any rights in respect of it during the Retention Period. If he does so, whether voluntarily or involuntarily, the Matching Award will lapse. This will not apply to the transfer of a Matching Award to a person’s personal representatives following his death.

7                                      End of the Retention Period

7.1                            Matching Award

As soon as reasonably practicable after the end of the Retention Period, the Company will procure that the number of Shares subject to the Participant’s Matching Award is issued or transferred to him.

The Directors may decide, at any time, to satisfy a Matching Award by paying to the Participant an amount equal to the market value of the Shares subject to his Matching Award on the last day of the Retention Period. If they do so, no Shares will be issued or transferred.

7.2                            Investment Shares

At the end of the Retention Period, a Participant’s Investment Shares will cease to be subject to the restrictions set out in these rules and, if they are not held in the name of the Participant, may be transferred to him (or to his order) at the Company’s or the Participant’s direction.

8                                      Leavers

8.1                            General rule on leaving employment

8.1.1                   If a Qualifying Employee ceases to be an employee or director of a member of the Group before the Appropriation Day:

(i)                                  no Matching Award will be granted to him;

(ii)                               no Investment Shares will be acquired on his behalf or, if any have already been acquired, the Retention Period will be deemed to end on the date of cessation in relation to his Investment Shares and rule 7 will apply; and

(iii)                            any Contributions made and not used to acquire Investment Shares will be returned to him (without interest).

8.1.2                   If a Participant ceases to be an employee or director of a member of the Group on or after the Appropriation Day, the Retention Period will be treated as ending on the date of cessation in relation to his Investment Shares. Unless rule 8.2 applies, his Matching Award will lapse.

8.2                            Good leavers

If a Participant ceases to be an employee or director of a member of the Group on or after the Appropriation Day for any of the reasons set out below, then the Retention Period will be deemed to end on the date of cessation in relation to his Investment Shares and his Matching Award and rule 7 will apply. The reasons are:

8.2.1                   injury or disability;

8.2.2                   redundancy;

8.2.3                   a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is not a member of the Group;

8.2.4                   the Participant’s employing company ceasing to be a member of the Group;

8.2.5                   retirement with the agreement of the Participant’s employer; and

8.2.6                   the Participant’s death.

8.3                            Meaning of “member of the Group”

For the purposes of this rule 8, a person will only cease to be an employee or a director of a member of the Group when he is no longer an employee or director of any member of the Group.

9                                      Takeovers and other corporate events

9.1                            Takeovers

If there is a Takeover, the Retention Period will be deemed to end on the date of the Takeover in relation to Investment Shares and Matching Awards and rule 7 will apply.

Alternatively, the Directors may decide that rule 9.5 (exchange of Investment Shares and Matching Award) will apply to some or all Participants or may allow the Participant to choose whether or not rule 9.5 will apply to him.

There is a “Takeover” if:

9.1.1                   a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares; or

9.1.2                   a court sanctions a compromise or arrangement under section 895 of the Companies Act 2006 in connection with the acquisition of Shares.

The ‘Directors’ for the purposes of this rule 9.1, will be those people who were the Directors immediately before the Takeover.

In the event that a Takeover, as described above, is proposed and such Takeover is expected to result in the Company becoming controlled by a new company (the “New Company”), if:

(a)                                at least 75% of the shares in the New Company will be held by substantially the same persons who immediately before the Takeover was proposed were shareholders in the Company; and

(b)                               the Directors and the New Company agree that this rule should apply,

then the Retention Period will not be deemed to end on the Takeover, but instead rule 9.5 will apply to all Participants.

9.2                            Rights issues and changes in share capital

If there is:

9.2.1                   a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

9.2.2                   a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988;

9.2.3                   a special dividend or distribution, or

9.2.4                   any other corporate event which might affect the current or future value of any Award,

the Directors may adjust the number or class of Shares or the identity of the securities subject to a Matching Award in such manner as they see fit.

Any securities which the Participant receives in respect of his Investment Shares as a result of an event described above will, unless the Directors decide otherwise, also be treated as Investment Shares and the restrictions in the rules will apply accordingly. This will not apply to any Shares which a Participant acquires on a rights issue to the extent that they exceed the number he would have acquired on a sale of sufficient rights under the rights issued nil-paid to take up the balance of the rights.

9.3                            Demergers or other corporate events

If the Directors become aware that the Company is or is expected to be affected by any demerger, distribution (other than a dividend or other cash distribution) or other transaction not falling within rule 9.1 which, in the opinion of the Directors, would affect the current or future value of Investment Shares and/or the Matching Award, the Directors may decide that the Retention Period will be deemed to end on the date of the demerger, distribution or other transaction in relation to some or all Investment Shares and/or Matching Awards and rule 7 will apply.

Alternatively, the Directors may decide that rule 9.5 (exchange of Investment Shares and Matching Award) will apply to some or all Participants or may allow the Participant to choose whether or not rule 9.5 will apply to him.

9.4                            Overseas transfer

If a Participant is transferred to work in another country and, as a result of that transfer he would:

9.4.1                   suffer a tax disadvantage in relation to his Investment Shares or Matching Award (this being shown to the satisfaction of the Directors); or

9.4.2                   become subject to restrictions on his ability to deal in the Investment Shares or any Shares to be acquired under his Matching Award or the proceeds of the sale because of the security laws or exchange control laws of the country to which he is transferred, then, if the Participant continues to hold an office or employment with a member of the Group, the Directors may decide that the Retention Period will be deemed to end on the date of transfer or some other date chosen by the Directors, in relation to some or all of his Investment Shares and Matching Awards and rule 7 will apply.

9.5                            Exchange of Investment Shares and Matching Award

Where this rule 9.5 applies to a Participant by virtue of rule 9:

9.5.1                   The Participant’s Matching Award will be exchanged for a new award. The new award will be in respect of shares in any body corporate determined by the company offering the exchange.

9.5.2                   The new award shall have equivalent terms to those of the Matching Award that was exchanged.

9.5.3                   The new award will be treated as having been acquired at the same time as the Matching Award that was exchanged and the Retention Period will be the same.

9.5.4                   The new award will be subject to the rules as they last had effect in relation to the Matching Award that was exchanged.

9.5.5                   With effect from the exchange, the rules will be construed in relation to the new award as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the body corporate determined under rule 9.5.1.

9.5.6                   The Directors may require the Participant to exchange some or all of his Investment Shares for other securities specified by the Directors (e.g. on the same terms as any Takeover) or to sell them and use the proceeds to buy other securities on such terms as the Directors may determine and these rules will apply to those other securities as if they were Investment Shares.

10                               Tax

The Company and any employing company may withhold any amount and make any arrangements including the sale of Shares on behalf of the Participant as it considers necessary or desirable to meet any liability (whether that liability attaches to the Participant or the Company and/or any employing company) to taxation or social security contributions in respect of the Participant’s participation in the Plan.

11                               General

11.1                     Notices

All notices under the Scheme shall be in writing, including in electronic format, at the determination of the Directors and, if to the Company, shall be either:

11.1.1            delivered in person to the Company Secretary; or

11.1.2            sent to the Company’s registered office for the time being (or to such other address as the Directors may from time to time specify); or

11.1.3            if the Directors allow, sent to the e-mail address for the time being of the Company Secretary (or to such other e-mail address as the Directors may from time to time specify);

11.1.4            given by such other electronic means as the Directors may approve,

and, if to a Participant, shall be either:

11.1.5            delivered personally to him at his place of work;

11.1.6            sent by post to the Participant at the address which he shall give in writing to the Company for this purpose, or, failing any such address, his last home address according to the records of his employing company; or

11.1.7            sent to his office e-mail address (or such other e-mail address as he may from time specify);

11.1.8            given by such other electronic means as the Directors may approve.

All notices to the Company, however sent, shall be deemed to be served only upon actual receipt. Notices to the Participant shall, if delivered personally to him at his place of work, be deemed to be served upon such delivery and, if sent by first-class post to the appropriate address as determined above, shall be deemed to be served forty-eight hours (or seven days, if the address is outside the UK) after the posting to such address of a properly address and prepaid enveloped containing such notice.

Notices sent by e-mail shall be deemed to be served when receipt has been acknowledged or evidenced.

11.2                     Listing

If and so long as Shares are listed on the London Stock Exchange, the Company will apply for a listing for any Shares issued under the Plan after their allotment.

11.3                     Ranking

Any Shares issued on subscription will rank equally in all respects with the Shares then in issue.

11.4                     Documents sent to shareholders

The Company may send to the Participants copies of any documents or notices normally sent to the holders of its Shares.

11.5                     Directors’ decision final and binding

The decision of the Directors on the interpretation of the Rules or in any dispute or question affecting any Qualifying Employee or Participant under the Plan will be final and conclusive.

11.6                     Regulations

The Directors may make or vary regulations for the administration and operation of the Plan but these must be consistent with the Rules.

11.7                     Data protection

By participating in the Plan the Participant consents to the holding and processing of personal information provided by the Participant to any member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

11.7.1            administering and maintaining Participant records;

11.7.2            providing information to members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

11.7.3            providing information to future purchasers or merger partners of the Company, the Participant’s employing company, or the business in which the Participant works;

11.7.4            transferring information about the Participant to a country or territory that may not provide the same statutory protection for the information as the Participant’s home country.

The Participant is entitled, on payment of a fee, to a copy of the personal information held about him or her, if anything is inaccurate the participant had the right to have it corrected.

11.8                     Cash alternative in relation to Investment Shares

In the event that the regulatory, tax or other laws applicable to a Participant change during the Retention Period, and the effect of such change is that it is no longer, in the opinion of the Directors, appropriate for the Investment Shares to continue to be held by or on behalf of the Participant, the Directors may:

11.8.1            decide that the Investment Shares held by or on behalf of the Participant will be sold on the Participant’s behalf; and

11.8.2            decide that at the end of the Retention Period the Participant will be entitled to receive, on the last day of the Retention Period, a cash amount equal to the market value of the original number of Investment Shares plus, in the Directors’ discretion, any dividends paid thereon during the Retention Period (to the extent that such dividends have not already been paid to the Participant).

If they so decide, the Participant will not be entitled to any further rights in respect of the Investment Shares. For the avoidance of doubt, where Investment Shares are sold in accordance with rule 11.8.1, the Participant will not be entitled to receive immediately the proceeds of such sale, but the proceeds will be held on the same terms as the original Investment Shares, in such manner as the Directors may determine.

12                               Terms of employment

12.1                     Meaning of “Employee”

For the purposes of this rule, “Employee” means any employee of a member of the Group.

12.2                     Employee’s rights

12.2.1            This rule applies during an Employee’s employment and after the cessation of an Employee’s employment, whether or not the cessation is lawful.

12.2.2            Nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

12.2.3            No Employee has a right to participate in the Plan. Participation in the Plan on a particular basis in any year or number of years, whether consecutive or otherwise, does not create any right to or expectation of participation in the Plan on the same basis, or at all, in any future year.

12.2.4            The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.

12.2.5            The Employee will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Employee even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and his employer.

12.2.6            No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)                                  any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

(ii)                               any exercise of a discretion or a decision taken in relation to participation in the Plan, or any failure to exercise a discretion or take a decision;

(iii)                            the operation, suspension, cessation or amendment of the Plan.

12.2.7            Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the rules, including this rule. By completing an application form, an Employee waives all rights under the Plan, other than the right to acquire shares subject to and in accordance with the express terms of the Plan in consideration for, and as a condition of, the participation in the Plan.

12.2.8            Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party.

12.2.9            Benefits under the plan do not constitute part of the Employee’s remuneration and do not affect termination, pension or other employment-related payments or entitlements.

13                               Amendments

13.1                     Directors’ powers

Subject to rule 13.2, the Directors may at any time change any of the provisions of the Plan in any way.

13.2                     Shareholders’ approval

13.2.1            Except as described in rule 13.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the advantage of present or future Participants which relate to the following:

(i)                                  the persons to whom or for whom Shares may be provided under the Plan;

(ii)                               the limitations on the number of Shares which may be issued under the Plan;

(iii)                            the maximum participation of a Participant under the Plan;

(iv)                           any rights attaching to the appropriations;

(v)                              any rights of Participants in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company;

(vi)                           the terms of this rule 13.2.1.

13.2.2            The Directors need not obtain the approval of the Company in general meeting for any minor changes:

(i)                                  to benefit the administration of the Plan;

(ii)                               to comply with or take account of the provisions of any proposed or existing legislation;

(iii)                            to take account of any changes to the legislation; or

(iv)                           to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.

13.3                     Overseas considerations

Notwithstanding any other provision of the Plan, the Directors may amend or add to the provisions of the Plan by way of schedule or otherwise as they consider necessary or desirable to facilitate the operation of the Plan in any jurisdiction or to enable the Plan to take advantage of any favourable tax treatment provided that any such addition or amendment does not vary the basic features of the Plan, as described in rule 13.2.1.

14                               Termination

The Plan will terminate 10 years after the date of its approval by the Company in general meeting. The Company in general meeting or the Directors may at any earlier time resolve to terminate the Plan. After termination, no further Investment Shares will be acquired and no further Matching Awards will be granted but the provisions of the Plan will continue in full force and effect in relation to Investment Shares already acquired and Matching Awards already granted.

15                               Governing Law and Jurisdiction

English law governs the Plan and its administration. The English courts have exclusive jurisdiction in respect of disputes arising under or in connection with the Plan.

Schedule 1

Diageo plc 2009 International Share Match Cash Plan

1                                      Purpose

The purpose of this schedule is to alter the provisions of the Plan to provide a cash-only version of the Plan (the “Cash Plan”) for employees in those jurisdictions where, in the opinion of the Directors, this is preferable for regulatory, tax or other reasons.

2                                      Application of this schedule

This schedule applies to any jurisdiction or to any particular employee as the Directors may from time to time decide.

3                                      Meaning of words used

3.1                            In this schedule:

“Allocation Day” means the date on which Investment Share Units are allocated to Qualifying Employees in accordance with the Cash Plan. For employees subject to this schedule, all references in the Plan Rules to the Appropriation Day or to appropriation shall be taken to refer to the Allocation Day or to allocation (as applicable);

“Allocation Price” means, at the Directors’ discretion, the average of the middle market quotations of a Share as derived from the London Stock Exchange Daily Official List on the three days preceding the Allocation Day, or the price that Investment Shares are treated as having been acquired under the Plan, or such other price as the Directors determine;

“Business Day” means a day on which the London Stock Exchange is open for the transaction of business;

“Dividend Share Unit” means a Share Unit allocated to a Qualifying Employee in accordance with Cash Plan Rule 6.3;

“Investment Share Unit” means a Share Unit allocated to a Qualifying Employee in respect of his Contribution in accordance with Cash Plan Rule 6.1. For employees subject to this schedule, all references in the Plan Rules to Investment Shares shall be taken to refer to Investment Share Units;

“Market Value” on any day means the middle market quotation of a Share as derived from the London Stock Exchange Daily Official List on the preceding Business Day, or such other value as the Directors determine;

“Matching Award Unit” means a Share Unit allocated to a Qualifying Employee in respect of Investment Share Units in accordance with Cash Plan Rule 6.1. For employees subject to this schedule, all references in the Plan Rules to Matching Awards shall be taken to refer to Matching Award Units;

“Matching Share Unit Ratio” means the ratio between the number of Matching Award Units allocated to a Qualifying Employee and the number of Investment Share Units allocated to him. The Matching Share Unit Ratio will be equivalent to the Matching Share Ratio determined for the Plan from time to time (with one Share subject to a Matching Award being equivalent to one Matching Award Unit and one Investment Share being equivalent to one Investment Share Unit). For employees subject to this schedule, all references in the Plan Rules to the Matching Share Ratio shall be taken to refer to the Matching Share Unit Ratio;

“Cash Plan” means the Plan as altered by the provisions of this schedule;

“Cash Plan Rules” means the rules of this schedule as amended from time to time;

“Share Unit” means Investment Share Units, Matching Award Units and Dividend Share Units.

4                                      Application of Plan Rules

4.1                            Plan Rules 3.3.4 (regarding the Matching Share Ratio), 5 (Investment Shares), 6 (Matching Award), 7 (End of the Retention Period), 9.2 (Rights issues and changes in share capital), 9.4  (Overseas transfer), 9.5 (Exchange of Investment Shares and Matching Award) and 11.8 (Cash alternative in relation to Investment Shares) do not apply to employees who are subject to this schedule.

4.2                            Except as set out in Cash Plan Rule 4.1, all Plan Rules apply to employees who are subject to this schedule.

4.3                            To the extent there is any inconsistency between the Plan Rules and this schedule, this schedule will prevail for employees who are subject to it.

5                                      Exchange rate

5.1                            For the purpose of calculating any value or cash amount under the Plan or Cash Plan, the Directors may determine the exchange rate to be used in converting figures between Pounds Sterling and local currency.

5.2                            The Directors may take such action as they consider desirable in circumstances where there is a currency fluctuation in relation to a Participant’s local currency against Pounds Sterling exceeding 20%.

6                                      Share Units

6.1                            Allocation of Investment Share Units

Subject to Plan Rule 8.1.1 (regarding cessation of employment by a Qualifying Employee before the Appropriation Day), as soon as reasonably practicable after the date specified in the invitation documents for applying to participate in the Cash Plan, the Company will allocate Investment Share Units in accordance with the following rules:

6.1.1                   Investment Share Units will only be allocated to a Qualifying Employee who has duly complied with the application procedure and made Contributions as required by the invitation documents.

6.1.2                   The number of Investment Share Units allocated to a Qualifying Employee will be calculated by dividing the amount of his Contribution by the Allocation Price.

6.1.3                   Where the Contribution cannot be divided exactly by the Allocation Price, any surplus will be returned to the Qualifying Employee if it is more than £5.00 and given to a charity selected by the Directors if it is less, unless the Directors decide otherwise.

6.2                            Allocation of Matching Award Units

6.2.1                   As soon as reasonably practicable after the Allocation Day, the Company will grant Matching Award Units to each Participant.

6.2.2                   The number of Matching Award Units to be allocated to a Participant will be calculated by applying the Matching Share Unit Ratio to his Investment Share Units and rounding down to the nearest whole Matching Award Unit.

6.2.3                   No consideration is payable for the grant of a Matching Award Unit. A Participant must not transfer, assign or otherwise dispose of a Matching Award Unit or any rights in respect of it during the Retention Period. If he does so, whether voluntarily or involuntarily, the Matching Award Unit will lapse. This will not apply to the transfer of a Matching Award Unit to a person’s personal representatives following his death.

6.3                            Notification of allocation

After Investment Share Units and Matching Award Units have been allocated to a Participant, he will be notified of:

6.3.1                   the number and description of the Investment Share Units and Matching Award Units;

6.3.2                   the Allocation Price used to calculate the number of Investment Share Units; and

6.3.3                   the date on which they were allocated to him.

This notification will be in such format as the Directors decide, including electronic format.

6.4                            Dividend Share Units

Unless the Directors decide otherwise, the following shall apply in respect of all dividends or other cash distributions payable in respect of Shares by reference to a record date after the Allocation Day:

6.4.1                   The Participant will be allocated one notional dividend in respect of each Investment Share Unit held by him (the notional dividend amount being equal to the dividend payable on one Share).

6.4.2                   Notional dividends will normally be converted to Dividend Share Units. The number of Dividend Share Units allocated to a Participant will be calculated by dividing the total amount of his notional dividends plus any surplus under Cash Plan Rule 6.3.3 by the Market Value of a Share on the date the dividend is paid.

6.4.3                   Where under Cash Plan Rule 6.3.2 the notional dividend amount cannot be divided exactly by the Market Value of a Share, any surplus will be credited to the next notional dividend payment.

6.4.4                   Dividend Share Units will be held on the same terms as the Participant’s Investment Share Units (except that no Matching Award Units will be allocated in respect of them).

6.4.5                   Where the Directors determine that notional dividends will not be converted to Dividend Share Units, they will be paid in cash to the Participant.

6.5                            Shareholder Rights

The Participant will have no voting or other shareholder rights in connection with his Share Units.

7                                      Cash payment for Share Units

For employees subject to this schedule, references to Plan Rule 7 (End of the Retention Period) shall be taken to refer to this Cash Plan Rule 7.

7.1                            During the Retention Period

7.1.1                   A Participant may at any time direct the Company to procure that he be made a cash payment in respect of all or part of his Investment Share Units. The direction and payment will be in such form as the Directors may decide. The payment will be made as soon as practicable after receipt of the direction.

7.1.2                   The Directors may from time to time set a minimum number of Investment Share Units in respect of which such a direction may be made, and/or a maximum number of times per year that such a direction may be made.

7.1.3                   If the Participant gives such a direction during the Retention Period, the Matching Award Units corresponding to the Investment Share Units which are the subject of the direction will immediately lapse. This will not apply to cash payments which are required to meet any liability to tax or social security contributions in respect of Investment Share Units or the corresponding Matching Award Units.

7.2                            End of the Retention Period

As soon as reasonably practicable after the end of the Retention Period, the Company will procure that the Participant is made a cash payment in respect of all his vested Share Units (i.e. those Investment Share Units that have completed the Retention Period and the corresponding Matching Award Units and Dividend Share Units). The payment will be in such form as the Company may decide

7.3                            Calculation of cash payment

The cash payment amount will be calculated as the total number of Share Units in respect of which the cash payment is to be made multiplied by the Market Value of a Share on the last day of the Retention Period (or such other date as predetermined by the Directors) on the basis of one Share for each Share Unit, plus, at the discretion of the Directors, any surplus which is held under Cash Plan Rule 6.3 (Dividend Share Units).

7.4                            Share alternative

7.4.1                   The Directors may decide, at any time, to satisfy some or all of a Participant’s Share Units by issuing or transferring to him one Share in respect of each relevant Share Unit. If they do so, no cash payment will be made to the Participant in respect of those Share Units except, at the discretion of the Directors, in respect of any surplus which is held under Cash Plan Rule 6.3 (Dividend Share Units).

7.4.2                   If Cash Plan Rule 7.4.1 applies, the number of Shares to be issued or transferred to the Participant may be reduced by the value of the Participant’s Contribution (calculated by dividing the Contribution by the Allocation Price) and the amount of that Contribution will be returned to the Participant.

8                                      Certain corporate events

8.1                            Rights issues and changes in share capital

If there is:

8.1.1                   a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

8.1.2                   a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988;

8.1.3                   a special dividend or distribution, or

8.1.4                   any other corporate event which might affect the current or future value of any Award,

the Directors may adjust the number or class of Share Units or the identity of the securities underlying Share Units in such manner as they see fit.

8.2                            Overseas transfer

If a Participant is transferred to work in another country and as a result of that transfer he would suffer a disadvantage in relation to his Share Units (this being shown to the satisfaction of the Directors) then, if the Participant continues to hold an office or employment with a member of the Group, the Directors may decide that the Retention Period will be deemed to end on the date of transfer or some other date chosen by the Directors in relation to some or all of his Share Units and Cash Plan Rule 7 (Cash payment for Share Units) will apply.

8.3                            Exchange of Share Units

For employees subject to this schedule, references to Plan Rule 9.5 (Exchange of Investment Shares and Matching Award) shall be taken to refer to this Cash Plan Rule 8.3.

Where this Cash Plan Rule 8.3 applies to a Participant by virtue of Plan Rule 9 (Takeovers and other corporate events) or Cash Plan Rule 8 (Certain corporate events):

8.3.1                   The Participant’s Share Units will be exchanged for a new award. The new award will be in respect of shares in any body corporate determined by the company offering the exchange.

8.3.2                   The new award shall have equivalent terms to those of the Share Units that were exchanged.

8.3.3                   The new award will be treated as having been acquired at the same time as the Share Units exchanged and the Retention Period will be the same.

8.3.4                   The new award will be subject to the rules as they last had effect in relation to the Share Units that were exchanged.

8.3.5                   With effect from the exchange, the rules will be construed in relation to the new award as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the body corporate determined under Cash Plan Rule 8.3.1.

Schedule 2

Canadian Addendum

The Company currently has employees in Canada.  The Company has been advised that certain provisions within the Plan may result in adverse tax consequences for participants in the Plan who are subject to tax in Canada on employment income. This Addendum (the “Canadian Addendum”) shall therefore apply to participants in the Plan who are subject to tax in Canada on employment income.

The Canadian Addendum is intended to ensure that, notwithstanding any provisions of the Plan to the contrary, the Company will settle Matching Awards made to participants in the Plan who are subject to tax in Canada on employment income using treasury or newly issued Shares of the Company and will not satisfy Matching Awards in cash or Shares held in a trust.

Definitions and Construction

1                                      Words and expressions not otherwise defined in the Canadian Addendum shall have the same meaning as they have in Rule 1 of the Plan to which this Canadian Addendum is attached.

2                                      Unless otherwise provided herein, the provisions of the Plan Rules will apply to Matching Awards granted under this Canadian Addendum, however in the event of any conflict between the Plan and this Canadian Addendum, the terms of this Canadian Addendum shall prevail.

3                                      Notwithstanding any provisions of the Plan to the contrary, Matching Awards granted to participants in the Plan who are subject to tax in Canada on employment income shall only be satisfied using newly issued Shares or treasury Shares of the Company.

4                                      For the avoidance of doubt, no Shares awarded to employees who are subject to tax in Canada on employment income shall be transferred to or from a trustee in respect of the Matching Awards granted under this Canadian Addendum.

5                                      Rule 7.1 of the Plan shall not apply insofar as it provides the Company with the ability to settle Matching Awards in cash, or using market purchased Shares held in a trust.